Exhibit 99.1

Myers Industries Names Michael McGaugh as President and CEO

March 16, 2020, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE), a manufacturer of polymer products and distributor for the tire, wheel and under-vehicle service industry, today announced the Board of Directors has named Michael McGaugh as the Company’s new President and Chief Executive Officer, effective April 6, 2020. McGaugh was also appointed to the Company’s board of directors effective April 6, 2020. McGaugh succeeds Andrean Horton, who served as Myers Industries’ Interim President and CEO, and who will return to her role as Myers’ Executive Vice President, Chief Legal Officer and Secretary.

“The Board of Directors is delighted to welcome Mike McGaugh to Myers,” said F. Jack Liebau Jr., Chairman of the Board of Directors of Myers Industries. “After conducting a comprehensive nationwide search that attracted many outstanding candidates, we believe we found the ideal leader for Myers. Mike’s deep experience and accomplishments will be a valuable asset to key stakeholders, including shareholders, customers, employees and the community, as he leads the team to generate profitable growth and improve the Company’s long-term value proposition. ”

Liebau continued, “We also want to take this opportunity to thank Andrean Horton for her leadership during this time of transition and her ongoing role in moving the Company forward.”

McGaugh most recently served as Executive Vice President and Chief Operating Officer of BMC Stock Holdings Inc. (NASDAQ: BMCH), a $3.6 billion building materials provider for more than two years, after spending nearly 25 years with The Dow Chemical Company (NYSE: DOW) in senior leadership roles. These positions included Vice President and General Manager, Dow Building Solutions; Global General Manager, Growth & Innovation Business Portfolio; Global Director, Strategic Marketing; and most recently Global Director and leader of the Integration Management Office (IMO), an integration program related to the merger of Dow and DuPont. He earned a bachelor’s degree from Texas State University and an MBA from Harvard Business School.

“I’m truly excited by the many opportunities for growth that are evident within Myers Industries,” said Michael McGaugh. “I am joining the Company at an incredibly opportunistic time as the Distribution Segment continues to successfully undergo a transformational shift. In addition, the plans and investments in place for the Material Handling Segment are focused on further leveraging the business’ competitive advantages and growing market share. I look forward to partnering with the leadership team to build on the many strengths of the organization and realize our full future growth potential.”

About Myers Industries

Myers Industries, Inc. is a manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Contact: Monica Vinay, Vice President, Investor Relations & Treasurer, (330) 761-6212